Exhibit 99.1

News Release

Sunoco LP Enters into Definitive Agreement to Purchase Wholesale Fuel Distribution and Terminalling Business

DALLAS, June 23, 2016 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today the execution of a definitive agreement to purchase the fuels business (the “Fuels Business”) from Emerge Energy Services LP (NYSE: EMES) (“Emerge”) for $178.5 million, subject to working capital adjustments.  The Fuels Business comprises Dallas-based Direct Fuels LLC and Birmingham-based Allied Energy Company LLC, both wholly owned subsidiaries of Emerge, and engages in the processing of transmix and the distribution of refined fuels.

The Fuels Business includes two transmix processing plants with attached refined product terminals located in the Birmingham, Alabama and greater Dallas, Texas metro areas.  Combined, the plants can process over 10 thousand barrels per day of transmix, and the associated terminals have over 800 thousand barrels of storage capacity.

“We are pleased to add the Emerge Fuels Business to the existing Sunoco operating platform,” said Bob Owens, Sunoco’s President and Chief Executive Officer. “This transaction is consistent with our strategy of expanding our business through the acquisition of assets that are both complementary to our core wholesale and retail network and that further diversify Sunoco’s income stream.”

The transaction is expected to be immediately accretive to Sunoco with respect to distributable cash flow. It is expected to close during the third quarter of 2016 and is subject to regulatory clearances and the satisfaction of other customary closing conditions.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,300 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights. For more information, visit the Sunoco LP website at www.SunocoLP.com

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on SUN’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of SUN’s most recently filed annual report on Form 10-K and in other filings made by SUN with the Securities and Exchange Commission.  While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available.

Investor Contacts

Sunoco LP:

Scott Grischow

Senior Director – Investor Relations and Treasury

(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham

Senior Analyst – Investor Relations and Finance

(610) 833-3776, patrick.graham@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Exhibit 99.1

Media Contact

Sunoco LP:

Jeff Shields

Communications Manager

(215) 977-6056, jeff.shields@sunoco.com

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